FINANCING AND DEVELOPMENT AGREEMENT

THIS FINANCING AND DEVELOPMENT AGREEMENT ("Agreement") dated as of April 9th, 2018, by and between GREEN ENVIROTECH HOLDINGS CORP., a Delaware corporation ("GETH"), and National Standard Environmental, LLP (NAT-Enviro or NSF), an affiliate company of National Standard Finance that is a multinational sovereign and institutional investor.

Recitals

WHEREAS, GETH has developed a business model to drive fast scaling of its GEN 1 End of Life Tire Processing Plants. GETH will provide the expertise to implement and operate the Plants; and

WHEREAS, NSF desires to market, sell and architect the capital and ownership structure for GETH Plants globally. The general framework will be that NSF structures the total capital necessary in the form of a loan and equity and hold ownership in the Plant.

Agreement

NOW, THEREFORE, upon these premises, which are incorporated herein, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. **Nonexclusive Agreement**. GETH and NSF agree that effective upon execution of this Agreement, NSF will have a nonexclusive right to market, sell, finance and own GETH's GEN 1 End of Life Tire Processing Plants globally subject to conditions identified in this agreement. For the purpose of this agreement, a Plant has a minimum annual processing capacity of 33,000 tons.

2. **Conversion to Exclusive Right of First Refusal**. It is desired by all parties that NSF's access to the capital markets makes them the best entity to lead the effort to market, sell and finance many Plants using GETH technologies across the globe (see paragraph 3). Therefore, once NSF provides finance for the first GETH GEN 1 End of Life Tire Processing Plant, the nonexclusive right granted under this Agreement shall automatically be converted into an exclusive right of first refusal to market, finance and own any of GETH's GEN 1 End of Life Tire Processing Plants worldwide (the "Exclusive Right"). Financing means all of the funds necessary to construct and start a GETH GEN 1 End of Life Tire Processing Plant are available to the SPV to draw upon as required during the construction and start-up phases of a project ("Finance" or "Financing" or "Financed"). The Exclusive Right shall be granted for 12 months from the date of the first Processing Plant being fully financed and shall be automatically renewed on a 12-month rolling basis if NSF achieves the agreed performance standards in the 12 months from the start of the Exclusive Right (see paragraph 5). If NSF loses the exclusive right during this six-year period, they can regain the exclusive right by funding additional Plants and "catching up" with the performance targets (see paragraph 5).

3. **Black Lion**: NSF acknowledges that Black Lion has the license for GETH globally with the exception of the four countries listed below. NSF agrees that if they have an opportunity to open a Plant in a country where Black Lion holds the license, they will inform GETH and wait for GETH and Black Lion to agree on the terms of the license. If GETH and Black Lion cannot agree on the terms of the license for the country, then NSF will not be able to initiate a Plant in this location. NSF has no restrictions on financing and implementing Plants in the countries listed below unless GETH has already initiated a Plant in a specific location. Nothing in this agreement precludes Black Lion from marketing, selling, operating, and owning the GETH system within the designated territories set forth in the GETH Black Lion agreement. Black Lion acknowledges the benefit of working with NSF and does contemplate operating with NSF consistent with the terms of this agreement throughout the territories.

NSF will focus its initial efforts on the United States first, with these additional countries to follow.

- United States
- Ethiopia
- Australia
- Mexico

4. **Terms of Exclusive Right**. The Exclusive Right of First Refusal is subject to the following terms:

- NSF shall have 2 weeks from receipt of written notice to decide if they will fund a project. If NSF chooses not to fund, then GETH shall be free to select an alternative funding partner.
- NSF shall have 3 months to initiate the binding term sheet phase where the financing is structured and finalized for the project. Should NSF fail to reach this step, then GETH may take the project to other sources of funding. The other funding partner(s) shall have 3 months to provide proof of funds otherwise the project/territory will revert back to a First Right of Refusal again for NSF.
- The 3-month period for NSF begins when GETH has provided all the necessary requirements such as performance guarantees (engineering firm, insurance), construction guarantees, local feedstock access, and off-take agreements.
- NSF provides the equity and debt financing for each project

5. **Termination of Exclusive Right**. The Exclusive Right of First Refusal shall be terminated automatically if NSF does not meet the targets for annual financing of plants. If the Exclusive Right is not automatically terminated, it may be renewed for an additional twelve months. If NSF meets the 6-year minimum of 16 Plants at any time, then the First Right of Refusal globally becomes permanent.

- Year 1: Funds in place for one (1) Plant
- Year 2: Funds in place for one (1) additional Plant
- Year 3: Funds in place for two (2) additional Plants
- Year 4: Funds in place for three (3) additional Plants
- Year 5: Funds in place for four (4) additional Plants
- Year 6: Funds in place for five (5) additional Plants

Minimum of 16 Plants in six years

6. **Project Structure**. Each Plant project shall be set up as a separate special purpose vehicle ("SPV"). This agreement simply provides the general framework for how these SPV's will be structured. The options for ownership structure between GETH and NSF are described below. However, each Plant will be unique and variances in the project structure may be agreed based on negotiations and requirements. There are two options for structuring a project:

- Option A: GETH will not have any ownership interest in the SPV. Under Option A, GETH shall be entitled to receive royalty payments (see Clause 9) and management fees.

- Option B: GETH shall own a portion of the Plant under this option and no royalty payments will be made. GETH will be entitled to management fees. The equity structure for the SPV will be negotiable but in general 49% will be owned by GETH and 51% by NSF.

7. **Ecosystem and Financial Modelling (EFM) study**. Each Plant, Country or Territory requires an Ecosystem and Financial Modelling (EFM) study to ensure that the project will be financially viable. GETH will typically undertake this study; the fees for this work will be $50,000 due to be paid before the work can begin. The fees shall be paid by the SPV.

8. **License Fee**. The SPV will pay GETH a license fee for each Plant in the amount of $250,000. This lump sum will be paid for each Plant. Therewith the license for that Plant is fully-paid-up and the SPV will

own the rights to process End of Life Tires using the GETH GEN 1 End of Life Tire Processing solution in the given geographic location.

9. **Royalty Payments**. The SPV will make regular royalty payments to GETH. These royalty payments (currently modelled at a rate of 11% based on gross sales of the Plant for the previous quarter) will be determined by the EFM study and paid quarterly within 30 days of the end of the quarter. GETH is willing to modify the royalty payment calculation on a case-by-case basis using the data generated by the EFM study. Royalty payments are only payable to GETH under Project Structure Option A.

10. **Management Fees**. GETH will staff the Plant Manager, the Lab Manager and Maintenance Manager and charge a management fee at an amount to be determined in the EFM study.

11. **Upgrades to GEN 1 End of Life Tire Processing Plants**. GETH will develop upgrades to the GEN 1 End of Life Tire Processing Solution and will offer to install these upgrades into existing Plants at a price to be determined once the upgrade has been completed and is commercially available. All Plants that are built post upgrade release will include the upgrade as part of the initial installation. The Licensee has the right to be offered the upgrades under the conditions of this License Agreement.

12. **Notices**. Any notice, demand, request, or other communication permitted or required under this Agreement shall be in writing and shall be deemed to have been given as of the date so delivered, if personally delivered; as of the date so sent, if transmitted by facsimile and receipt is confirmed by the facsimile operator of the recipient; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by overnight courier service; addressed as follows:

To GETH:
Green EnviroTech Holdings Corp.
14699 Holman Mountain Road
Jamestown, CA 95327
Attn: Gary De Laurentiis
E-mail: garyd@greenenvirotech.com

With a copy to:
Green EnviroTech Holdings Corp.
325 Sharon Park Dr, Suite 744
Menlo Park, CA 94025
Email: chrisb@greenenvirotech.com

With a copy to:
Michael Best & Friedrich LLP
170 South Main Street, Suite 1000
Salt Lake City, UT 84101
Attn: Kevin C. Timken
E-mail: kctimken@michaelbest.com

To NSF:
National Standard Environmental, LLP
10023 128th Ave NE
Kirkland, Wa 98033
Attn: Mark Gantar
E-mail: markgantar@arcsoftus.com

Notwithstanding the foregoing, service of legal process or other similar communications shall not be given by electronic mail and will not be deemed duly given under this Agreement if delivered by such means. Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

13. **Entire Agreement**. This Agreement contains the entire understanding between and among the parties hereto. There are no promises, agreements, understandings, representations, or warranties, other than as set forth herein, in the non-disclosure agreement between the parties dated November 21st, 2016. In the event of any conflict between the terms of this Agreement and the Non-disclosure Agreement, the terms of this Agreement

shall prevail. No change or modification of this Agreement shall be valid or effective unless the same is in writing and is signed by all of the parties hereto.

14. **Successors and Assigns.** No party shall assign its rights and obligations under this Agreement other than to a wholly owned subsidiary without the written consent of the other party.

15. **Governing Law**. This Agreement shall be governed by and construed under and in accordance with the laws of the state of California without giving effect to any choice or conflict of law provision or rule (whether the state of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of California.

16. **Amendment**. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all parties.

17. **Headings**. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

GREEN ENVIROTECH HOLDINGS CORP.

By: ______________________
Gary De Laurentiis, Chairman

By: ______________________
Chris Bowers, Chief Executive Officer

NATIONAL STANDARD ENVIRONMENTAL, LLC

By: ______________________
Mark M. Gantar, Managing Principal

By: ______________________
Burak Erten, President

EXHIBIT A

RESPONSIBILITIES

GETH responsibilities:

a. Complete the Ecosystem and Financial Modelling (EFM) study to ensure the project is financially viable
b. Provide consulting on establishing a recycling ecosystem (if required)
c. Provide templates/documents for permits, feedstock and end product offtake agreements
d. Work with the local partner to secure feedstock and end product offtake agreements
e. Secure offtake agreements for end products that cannot be sold locally
f. Provide the GEN 1 End of Life Plant solution
g. Build and commission the Plant
h. Mitigate the construction risk by providing completion bond / guarantees from investment grade carriers for the construction phase in cooperation from the general and electrical contractors.
i. Train local operators to run the Plant
j. Provide GETH paid employee(s) for each Plant that will conduct quality assurance on the end products and conduct maintenance on the equipment in the Plant
k. Provide 24/7 real time performance monitoring of the Plant
l. Offer upgrades to the Plant as they become available
m. Financing related obligations
   - Work with local partners to secure and provide off take contracts and agreements for the blend stock oil and Carbon Black sales. As an example, the contract GETH has with Conoco Phillips
   - Provide and maintain output guarantees to mitigate operational risk in the form of a documented performance guarantee from an investment grade rated insurance carrier. The insurance will be paid by the SPV once the financing is secured.
n. Provide feedstock acquisition contracts and agreements for used tires and/or plastic for input into the Plant.

National Standard responsibilities:

a. Undertake all necessary steps to successfully market and sell the Plant / Plants in various territories globally.

b. Identify and contract with a local partner in the country or territory.

c. Secure the financing and equity contributions for each Plant. The anticipated terms for the finance will be a 25 years repayment period with optional "interest only" payment and a low interest rate based on the 30-day Libor.

d. Take proper care of the entrusted Licensed Technology and other properties at the Plant level.

e. Outside of the USA, lead on the determination of the ownership structure of the Plant in each location with local partners and others and in most cases, NSF will own the majority share in the Plant.

f. Adhere to GETH's "copy exact" approach in the construction and operation of a Plant or Plants.

g. Utilize the GETH approved general and electrical contractors and the equipment preferred suppliers in the GETH supply chain that is designated by GETH unless mutually agreed otherwise during the EFM study.